Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89109 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee Chairman & CEO	Wade Hundley President	Steve Capp CFO	Chris Plant Lewis Fanger Investor Relations

PINNACLE ENTERTAINMENT REPORTS STRONG SECOND QUARTER 2006 RESULTS

LAS VEGAS, August 1, 2006 – Pinnacle Entertainment, Inc. (NYSE: PNK) today reported strong financial results for the second quarter and six months ended June 30, 2006.

Revenues for the second quarter rose 51.0% to $228.8 million from $151.5 million a year earlier, and adjusted EBITDA(1) increased by 80.2% to $54.5 million from $30.2 million for the prior-year period, as operating results benefited from a full quarter of operations at L’Auberge du Lac, which opened in late May 2005, and continued strong results at Boomtown New Orleans. These results do not include business interruption insurance proceeds that the Company expects to receive due to lost profits from last year’s hurricanes.

On a GAAP (‘Generally Accepted Accounting Principles’) basis, the Company reported net income of $46.0 million, or $0.93 per share, versus the prior-year net loss of $4.2 million, or $0.10 per share. Both quarters include pre-opening and development costs and income from discontinued operations. Additionally, the 2006 second quarter included net proceeds of approximately $44.8 million related to the Company’s terminated merger agreement with Aztar Corporation, as well as $1.2 million of pre-tax, non-cash charges related to stock option compensation.

“We’re pleased with our results for the second quarter, which were driven by continued strong results at Boomtown New Orleans and solid business levels at L’Auberge du Lac in Lake Charles, Louisiana,” said Daniel R. Lee, Pinnacle’s Chairman and Chief Executive Officer. “Since its opening in May 2005, L’Auberge has quickly become one of the leading casinos in the South. We intend to begin construction of a 250-guestroom expansion of L’Auberge du Lac in the third quarter and to begin construction in 2007 of a second casino hotel, named ‘Sugarcane Bay,’ adjacent to L’Auberge du Lac.”

Six-Month Results

Revenues for the six months ended June 30, 2006 increased 73.4% to $463.0 million from $267.0 million for the 2005 period. Adjusted EBITDA rose 124% to $114.0 million from $50.8 million in the prior-year six-month period. The adjusted EBITDA margin increased to 24.6% in the period, compared to 19.0% for the first half of 2005.

On a GAAP basis, net income for the first half of 2006 was $59.5 million, or $1.22 per diluted share, compared to a net loss of $6.4 million, or $0.16 per diluted share, for the six months ended June 30, 2005. The recent period’s GAAP income includes merger termination proceeds, gain on sale of assets and non-cash charges related to stock option compensation. Both periods contained pre-opening and development costs.

“We remain focused on profitable expansion, as well as improving operations at our existing properties,” Mr. Lee continued. “In addition to opening our new Bahamian casino and continued construction on our casino developments in St. Louis, we agreed during the second quarter to acquire additional gaming assets in Louisiana. Our recently announced plans to build Sugarcane Bay as a $350 million sister property to L’Auberge in Lake Charles will extend our development pipeline beyond the completion of our St. Louis projects. We expect to open our new casinos in downtown St. Louis, St. Louis County and Lake Charles in the second half of 2007, 2008 and 2009, respectively.”

Recent Developments:

•	In May 2006, Pinnacle opened The Casino at Emerald Bay, located on the picturesque island of Great Exuma in the Bahamas. The Casino at Emerald Bay adjoins the Four Seasons Resort Great Exuma and is the first and only casino on the island. It includes 65 slot machines and eight table games, including blackjack, craps and roulette.

•	In May 2006, Pinnacle signed a definitive agreement under which it will acquire certain Lake Charles, Louisiana gaming assets of Harrah’s Entertainment, Inc., including two casino boats and related gaming licenses. Additionally, Harrah’s will acquire Pinnacle’s Casino Magic Biloxi site and certain related assets (which were reflected as held for sale as of June 30), and receive an additional payment of approximately $25 million from Pinnacle. Each company will retain its insurance claims related to extensive damage resulting from last year’s hurricanes. The definitive agreement is subject to receipt of all required regulatory approvals, as well as, unless waived by us, the passage of a local-option referendum in Lake Charles. Given Pinnacle’s agreement to sell the Biloxi site, the operating results for Casino Magic Biloxi have been reclassified as discontinued operations for all periods.

•	In June 2006, Pinnacle announced its plans to build Sugarcane Bay, a new $350 million casino resort to be built adjacent to L’Auberge du Lac in Lake Charles, LA. Sugarcane Bay will evoke the laid-back island feeling of the Caribbean, combined with gracious Southern hospitality in an environment of comfortable luxury. It will feature approximately 1,500 slot machines, a state-of-the-art poker room, table games, 400 guestrooms, various dining and retail shopping amenities, a tropical pool area and an island spa. Construction of Sugarcane Bay is expected to begin in 2007 with a planned opening in 2009, subject to final approval from the Louisiana Gaming Control Board. The Louisiana law provides for a fixed number of casino riverboat licenses, and Pinnacle’s new casino is planned to utilize one of the gaming licenses associated with the pending Harrah’s transaction.

•	In April and July 2006, the Company completed the sale of its two card clubs in southern California, receiving aggregate cash proceeds of approximately $40 million. As previously noted, the card clubs have been classified as held for sale, with the operating results, including the asset sale gains, reflected in discontinued operations.

•	In July 2006, Pinnacle completed the sale of approximately 28 acres of land in Reno to Cabela’s Retail, Inc. Cabela’s intends to build a large retail store featuring outdoor sporting goods on the site, adjacent to the Company’s Boomtown Reno hotel and casino facility.

•

At Pinnacle’s construction site in downtown St. Louis, the casino’s concrete basin is complete and barge construction is well underway. The north section of the garage and hotel tower is complete through the third level, and concrete forms are being installed for the fourth level. In June, the Company announced a new nightclub, parking and site improvements, retail stores and other program adjustments to the city project. These changes, together with increases in the cost of construction materials, are reflected in the revised budget of approximately $430 million. As noted, the project is scheduled to open in the second half of 2007, subject to licensing by the Missouri Gaming Commission.

•	At River City, Pinnacle’s $375 million casino project in south St. Louis County, site preparation has continued. Plans for a new access road have been submitted to the appropriate government authorities for approval. As noted, the project is scheduled to open in 2008, subject to licensing by the Missouri Gaming Commission, and will include a casino with approximately 3,000 slot machines and 60 table games, a 100-room hotel, full-service spa, restaurants, a boutique bowling alley, a multiplex movie theatre, an indoor ice rink, a public park with athletic fields and a hatch-shell music and entertainment venue. Artists’ renderings of the Company’s St. Louis projects and pictures of the work in progress are accessible via the Company’s corporate website at www.pnkinc.com.

•	In July 2006, Pinnacle launched a tender offer for all the outstanding 13% senior exchange notes and 12% notes of President Casinos, Inc. If fully subscribed, and combined with a concurrent offer for general unsecured claims, Pinnacle would pay approximately $62.6 million to acquire substantially all of the debt of this entity. The holders of more than 82% of the principal amount of the bonds have agreed to tender and not withdraw from Pinnacle’s offer. The tender offer provides for an early tender process once those holders have tendered their bonds. As previously announced, Pinnacle has agreed to acquire President Riverboat Casino-Missouri Inc., a subsidiary of President Casinos, Inc., for approximately $31.5 million subject to a working capital adjustment and bankruptcy court approval. As of May 31, 2006, the parent company’s riverboat casino subsidiary had cash balances of approximately $29 million and post-petition liabilities of approximately $6 million. Under the business purchase agreement, the excess cash is to be removed from the subsidiary before its purchase by Pinnacle. This cash and the proceeds from the sale to Pinnacle are expected to be distributed pursuant to a bankruptcy-court reorganization plan. The holders of the bonds, which, after the tender offer, should include Pinnacle with at least a super-majority position, are expected to receive a large portion of the distribution to creditors in the final plan of reorganization. The completion of the acquisition of the operating entity is subject to licensing by the Missouri Gaming Commission, as well as the implementation of a bankruptcy-court reorganization plan.

•	Pinnacle recently unveiled a website related to its proposed casino project in Philadelphia, PA. Artists’ renderings and an overview of the proposal, which would initially include a 3,000-slot casino, a multiplex movie theater, and multiple dining and entertainment options, are accessible at www.pnkinphilly.com. Pinnacle is one of five companies vying for two licenses expected to be issued in Philadelphia.

•	Pinnacle had proposed two casino projects in Chile, one in Antofagasta and the other in Rancagua. On July 13, the Chilean government announced that it had chosen a competing proposal for the sole license in Antofagasta. The competing proposal proposed a greater investment in the market than Pinnacle believed was warranted. The government’s decision vis-à-vis Rancagua is expected later this year.

Property Highlights

Boomtown New Orleans

Boomtown New Orleans continues to benefit from the sizable rebuilding effort in the area and the closure of casinos along the Mississippi Gulf Coast following Hurricane Katrina. For the second quarter of 2006, revenues at Boomtown New Orleans grew by 82.0% to $52.0 million versus $28.6 million in last year’s period. Adjusted EBITDA rose by 167% to $21.7 million from $8.1 million a year ago. Pinnacle expects operating results to moderate as competing casino facilities continue to reopen along the Mississippi Gulf Coast. The addition of 140 slot machines from a casino expansion at Boomtown New Orleans in late June now provides additional capacity during peak operating periods. Boomtown New Orleans currently offers approximately 1,700 slot machines and 40 table games.

L’Auberge du Lac

In the 2006 second quarter, revenues and adjusted EBITDA at L’Auberge were $77.6 million and $17.7 million, respectively. Revenues and adjusted EBITDA for the prior-year period were $29.4 million and $7.9 million, respectively, reflecting the property’s opening in late May 2005 and only a partial quarter of operations.

Belterra Casino Resort

Revenues at Belterra Casino Resort were $42.9 million versus $42.6 million in the 2005 second quarter. Adjusted EBITDA of $10.3 million in the recent quarter declined slightly compared to $10.7 million in the prior-year period.

Boomtown Bossier City

Boomtown Bossier City continues to perform well. Revenues for the 2006 second quarter were $23.9 million compared to $23.5 million last year, while adjusted EBITDA grew to $6.1 million from $4.9 million in the prior-year period.

Boomtown Reno

Revenues were approximately flat at $22.5 million in the 2006 second quarter versus $22.7 million last year. Adjusted EBITDA was approximately $2.2 million versus $2.8 million in the prior year.

International

The International segment now includes the financial results for The Casino at Emerald Bay, Pinnacle’s casino in the Bahamas that opened in May 2006, and Casino Magic Argentina, which currently consists of several relatively small casino operations. Revenues for the 2006 second quarter rose 40.9% to $6.6 million from $4.7 million in last year’s quarter, due primarily to the July 2005 opening of a larger replacement casino in the city of Neuquen, Argentina and the May 2006 opening of The Casino at Emerald Bay. Adjusted EBITDA rose to $2.2 million compared to $2.1 million in the 2005 period.

Other Items

Biloxi Insurance Matters. On April 11, the Company filed a $346.5 million insurance claim for its losses associated with Hurricane Katrina at Casino Magic Biloxi. Such claim includes approximately $259 million for property damage, $80 million for business interruption (inclusive of approximately $37 million for lost profits) and approximately $7.6 million for emergency, mitigation and demolition expenses. To date, Pinnacle has received a total of $50 million in advances towards resolution of its insurance claim. The Company anticipates receiving additional insurance proceeds from time to time until ultimate resolution of the claim. The Company anticipates that resolution of its insurance claim may be protracted and will require significant negotiation and potentially litigation. Certain carriers have reserved their rights to assert, and one carrier has asserted, that the damage was subject to lower flood coverage limits. Our insurance provided for $400 million of coverage per occurrence for a weather catastrophe occurrence and at least $100 million of coverage on an annual basis for a flood occurrence.

As of June 30, 2006, the Company recorded insurance receivables of $57.8 million for impairment charges for the book value of various assets at the Biloxi facility and $23.8 million for certain costs covered by insurance. The Company has insurance coverage for interruption of income at the property, but under GAAP will not book such income until the insurance claims are resolved. Net of the $50 million received through June 30, the cumulative insurance receivable on the books at quarter end was $31.6 million. Until the claim is resolved, and excluding any additional advances, the Company anticipates the insurance receivables will increase as it incurs continuing insured expenses. The Company’s ultimate insurance claim and recovery amounts are based on replacement costs rather than book value and are unrelated to, computed differently from, and likely to be substantially larger than the impairment charges recorded.

The Company’s insurance policies permit a “replacement facility” to be built anywhere in the U.S. Management has designated the south St. Louis County site as a replacement facility given its recent decision to sell the Casino Magic Biloxi site. Management believes that each of the facilities in St. Louis (where in each case construction has begun) would qualify as a replacement facility under the terms of its insurance policies. The Company’s insurers have conditionally agreed to permit the south St. Louis County site to serve as the replacement location. Recently, certain insurers added additional conditions to such approval that could materially reduce Pinnacle’s recovery with respect to the claim. The Company does not believe these conditions are consistent with the terms of the insurance policies and is disputing the insurers’ conditions. The Company intends to enforce its rights under the policies. Although the south St. Louis County project is expected to cost more than it would have to repair/rebuild Casino Magic Biloxi, recovery under the policies is nevertheless limited to the lesser of what would have been the cost to repair/rebuild Casino Magic Biloxi or the actual cost incurred in constructing the south St. Louis County site.

New Orleans Insurance Matters. In the 2006 second quarter, the Company filed insurance claims of approximately $11 million for its business interruption and property losses associated with Hurricane Katrina at Boomtown New Orleans. A deductible of approximately $5 million would likely apply against this claim amount.

Corporate Expenses. Corporate costs for the second quarter of 2006 were $6.3 million, excluding the corporate portion of the non-cash stock-based compensation charge of $1.0 million, compared to $6.2 million in the prior-year period.

Pre-opening and Development Costs. During the quarter, the Company incurred pre-opening and development costs of $7.0 million, including $4.9 million for its St. Louis projects. The 2005 quarter included $17.4 million of such costs, primarily related to L’Auberge du Lac and St. Louis.

Discontinued Operations. The Company completed the sale of the Crystal Park Casino card club in April and our leasehold interest and related receivables in the Hollywood Park Casino card club in July. The sale of the Crystal Park Casino resulted in a pre-tax book gain of approximately $10.7 million, which is reflected in discontinued operations for the 2006 second quarter. The sale of the Hollywood Park Casino assets resulted in a pre-tax book gain of approximately $17 million, which will be reflected in discontinued operations in the 2006 third quarter. Also included in discontinued operations are the results of Casino Magic Biloxi as the Company has decided to sell the Casino Magic Biloxi site.

Merger Termination Proceeds. On March 13, 2006, Pinnacle entered into an agreement to acquire Aztar Corporation for $38 per share, subject to approval by Aztar’s shareholders. Under the agreement, Aztar’s board was permitted to evaluate and recommend to its shareholders any unsolicited, superior proposals from qualified entities in accordance with its fiduciary duties. Pinnacle had the right to match any such proposals. If Pinnacle chose to not match a superior proposal, Aztar could terminate its merger agreement with Pinnacle by paying a merger termination fee.

During April and May, Aztar received several proposals that its board deemed to be superior to Pinnacle’s. Pinnacle matched or exceeded several of these proposals. Ultimately, Pinnacle chose not to match a proposal to acquire Aztar for $54 per share. Aztar’s board then terminated its merger agreement with Pinnacle and made a merger termination payment of $78 million.

Pinnacle utilized the services of several investment banking and legal firms in pursuing its acquisition of Aztar. In payment for such services, and in particular for the commitment of more than $3.5 billion of capital that would have been needed to consummate the transaction, these firms were paid significant fees, some of which involved percentages of our break-up fees, subject to a cap. Net of such fees and expenses, the merger termination fee received by Pinnacle was approximately $44.8 million.

Liquidity. In light of the Company’s significant construction and development projects, the Company currently has a very liquid financial position. The Company had approximately $378 million in cash, cash equivalents and restricted cash at June 30, 2006. Of the Company’s $750 million bank credit facility, approximately $484 million remains unutilized and available as of June 30, 2006. The Company also expects significant funds to be received from its insurance claims during future periods. These resources, plus possible additional borrowings, are expected to be used to fund the Company’s various new projects, several expansions at existing facilities, as well as potential additional growth initiatives that the Company may choose to pursue.

As of June 30, 2006, the Company achieved a 2:1 ratio of EBITDA to interest as defined in the Company’s debt indentures, thereby significantly increasing the Company’s overall financial flexibility.

Community Contribution

Pinnacle pays significant taxes in the communities in which it operates. During the first six months of 2006, Pinnacle paid or accrued $114.2 million in gaming taxes, $8.4 million in payroll taxes, $5.8 million in property taxes, and $2.8 million in sales taxes. Setting aside income taxes, Pinnacle paid or accrued $131.2 million for taxes to state and local authorities in the first six months of 2006.

Investor Conference Call

Pinnacle will hold a conference call for investors today, August 1, 2006, at 11:00 a.m. EDT (8:00 a.m. PDT) to discuss its 2006 second quarter financial and operating results. Investors may listen to the call by dialing (888) 792-8395 or, for international callers, (706) 679-7241. Investors may also listen to the conference call live over the Internet at www.pnkinc.com. To listen to the live broadcast online, please go to the website at least 15 minutes before the call to register and download any needed audio software.

A replay of the conference call will be available shortly after the conclusion of the call through August 8, 2006 by dialing (800) 642-1687 or, for international callers, (706) 645-9291. The code to access the replay is 3837130. The conference call will also be available for replay at www.pnkinc.com.

Non-GAAP Financial Measures

(1) Adjusted EBITDA, adjusted EBITDA margin and adjusted net income (loss) are non-GAAP measurements. The Company defines adjusted EBITDA as earnings before interest expense and income, provision for income taxes, depreciation, amortization, net merger termination proceeds, loss on early extinguishment of debt, discontinued operations, pre-opening and development costs and share-based compensation; and defines adjusted EBITDA margin as adjusted EBITDA divided by revenues (adjusted EBITDA, and adjusted EBITDA margin are collectively referred to as the ‘Adjusted EBITDA Measures’). The Company defines adjusted net income (loss) as net income (loss) before discontinued operations, pre-opening and development costs, net merger termination proceeds, share-based compensation and loss on early extinguishment of debt. Adjusted EBITDA and adjusted net income (loss) are not measures of financial performance under the promulgations of the accounting profession known as GAAP.

Management uses the Adjusted EBITDA Measures to analyze the performance of the Company’s business segments. The Adjusted EBITDA Measures are relevant in evaluating large, long-lived hotel casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges, financing costs and other non-routine costs of such projects. Management eliminates the results from discontinued operations as they are discontinued and also eliminates merger termination proceeds due to their non-recurring nature. Additionally, management believes some investors consider the Adjusted EBITDA Measures to be useful measures in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flow from operations before capital costs, taxes, capital expenditures and other non-routine costs. Certain of the Adjusted EBITDA Measures, subject to certain adjustments, are also measures used in debt covenants in the Company’s debt agreements.

Unlike net income, the Adjusted EBITDA Measures do not include depreciation or interest expense and therefore do not reflect past, current or future capital expenditures or the cost of capital. Management uses Adjusted EBITDA Measures as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance and to measure cash flow generated by ongoing operations. Such GAAP measurements include operating income (loss), net income (loss), cash flow from operations and cash flow data.

The Adjusted EBITDA Measures and adjusted net income (loss) are not calculated in the same manner by all companies and, accordingly, may not be appropriate measures of comparing performance among different companies. See the attached “supplemental information” tables for a reconciliation of adjusted EBITDA to operating income and net income (loss) and for a reconciliation of GAAP net income (loss) to adjusted net income (loss).

Adjusted net income (loss) is presented solely as a supplemental disclosure as this is how the Company reviews and analyzes the performance of its core operating business, excluding the effects of the non-routine items listed above. For many of the same reasons mentioned above relating to the Adjusted EBITDA Measures, management believes adjusted net income (loss) is a useful analytic tool as it enables management to track the performance of its core casino operating business separate and apart from factors which do not impact decisions affecting its operating casino properties, such as sales of surplus land or costs associated with the Company’s development activities. Adjusted net income (loss) does not include the costs of the Company’s development activities, asset sale gains or the costs of its refinancing activities, but the Company compensates for these limitations by using adjusted net income (loss) as only one analytic tool, together with GAAP measurements such as net income (loss) and operating income (loss), to assist in evaluating the performance of its business. Additionally, management believes adjusted net income (loss) is useful to investors since the adjustments provide a measure of performance that more closely resembles widely used measures of performance in the gaming industry and principal bases for the valuation of gaming companies.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates casinos in Nevada, Louisiana, Indiana, Argentina and the Bahamas, owns a hotel in Missouri, and owns a casino site and has significant insurance claims related to a hurricane-damaged casino previously operated in Biloxi, Mississippi. Pinnacle also has two casino development projects under construction in the St. Louis, Missouri area, which are dependent upon final approval by the Missouri Gaming Commission.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s construction projects, new development opportunities, and pending acquisitions and divestitures, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle Entertainment cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) consummation of the tender offer for President Casinos notes and the acquisition of President Riverboat Casino – St. Louis, as well as the amount of any distribution to creditors in the President Casinos’ bankruptcy proceeding; (b) the risk that Pinnacle’s proposed transactions with Harrah’s are not consummated; (c) many construction-related factors could prevent the Company from completing its construction and development projects within budget and on time; (d) because the Company has considerable leverage, future cash flows may not be sufficient to meet its financial obligations and the Company might have difficulty obtaining additional financing; (e) the risk that the proposed St. Louis and Sugarcane Bay projects, proposed expansions to the existing facilities, proposed acquisitions, and other capital intensive projects could strain the Company’s financial resources and the risk that such projects and new developments might not provide for a sufficient return, if any; (f) the results of the damage from Hurricanes Katrina and Rita, and insurance proceeds available to the Company, including the impact to communities surrounding the Company’s affected properties and issues that could arise with respect to our insurance policies that could reduce or significantly delay the receipt of insurance proceeds; (g) the decisions of the Company’s competitors to rebuild or reopen their facilities along the Gulf Coast and in the Lake Charles market could create additional competition in those markets and thus make future operating results at our properties less predictable; (h) L’Auberge du Lac may not achieve its forecasted financial results; and (i) other risks, including those as may be detailed from time to time in Pinnacle Entertainment’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

(—financial tables follow—)

Pinnacle Entertainment, Inc.

Consolidated Statements of Operations

(in thousands, except per share data, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Revenues:
Gaming	$194,679	$127,926	$400,043	$227,661
Food and beverage	11,793	8,780	22,433	14,914
Truck stop and service station	8,187	6,878	14,015	11,858
Hotel and recreational vehicle park	7,937	4,351	14,598	6,776
Other operating income	6,234	3,608	11,881	5,827

	228,830	151,543	462,970	267,036

Expenses and Other Costs:
Gaming	108,561	74,310	222,265	132,693
Food and beverage	11,046	8,231	21,374	13,957
Truck stop and service station	7,776	6,437	13,221	11,124
Hotel and recreational vehicle park	3,464	2,082	7,009	3,264
General and administrative	42,237	27,513	83,049	50,925
Depreciation and amortization	16,963	11,852	33,369	22,010
Other operating expenses	2,448	2,737	4,638	4,277
Pre-opening and development costs	6,984	17,367	11,040	23,967

	199,479	150,529	395,965	262,217

Operating income	29,351	1,014	67,005	4,819
Interest income	3,463	742	5,968	1,938
Interest expense, net of capitalized interest	(13,550)	(10,137)	(27,685)	(20,623)
Merger termination proceeds, net of related expenses	44,821	0	44,821	0
Loss on early extinguishment of debt	0	28	0	(1,419)

Income (loss) from continuing operations before income taxes	64,085	(8,353)	90,109	(15,285)
Income tax (expense) benefit	(25,389)	2,271	(35,988)	4,728

Income (loss) from continuing operations	38,696	(6,082)	54,121	(10,557)
Income from discontinued operations, net of taxes	7,311	1,904	5,360	4,148

Net income (loss)	$46,007	($4,178)	$59,481	($6,409)

Income (loss) per common share – basic
Income (loss) from continuing operations	$0.81	($0.15)	$1.15	($0.26)
Income from discontinued operations, net of taxes	$0.15	$0.05	$0.11	$0.10

Net income (loss) per common share—basic	$0.96	($0.10)	$1.26	($0.16)

Income (loss) per common share – diluted
Income (loss) from continuing operations	$0.78	($0.15)	$1.11	($0.26)
Income from discontinued operations, net of taxes	$0.15	$0.05	$0.11	$0.10

Net income (loss) per common share—diluted	$0.93	($0.10)	$1.22	($0.16)

Number of shares—basic	47,968	40,534	47,181	40,518
Number of shares—diluted	49,607	40,534	48,798	40,518

Pinnacle Entertainment, Inc.

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	June 30, 2006	December 31, 2005
Assets
Cash, cash equivalents and restricted cash	$377,595	$156,470
Other assets (a)	239,202	198,089
Property and equipment, net	880,751	890,318

Total assets	$1,497,548	$1,244,877

Liabilities and Stockholders’ Equity
Liabilities (b)	$188,183	$159,390
Notes payable	637,484	657,673

Total liabilities	825,667	817,063

Stockholders’ equity	671,881	427,814

Total liabilities and stockholders’ equity	$1,497,548	$1,244,877

(a)	Balance at June 30, 2006 includes insurance receivables (net of insurance receipts) and assets held for sale of $31,609 and $61,709, respectively. Balance at December 31, 2005 includes amounts for similar items of $49,547 and $22,469, respectively.

(b)	Balances at June 30, 2006 and December 31, 2005 include liabilities associated with assets held for sale of $9,307 and $10,526, respectively.

Pinnacle Entertainment, Inc.

Supplemental Information

Property Revenues and Adjusted EBITDA

(in thousands, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Revenues
Boomtown New Orleans	$52,042	$28,601	$115,239	$58,608
L’Auberge du Lac	77,594	29,448	157,266	29,448
Belterra Casino Resort	42,901	42,595	83,257	82,246
Boomtown Bossier City	23,918	23,528	49,337	48,233
Boomtown Reno	22,520	22,679	39,398	39,509
International	6,609	4,692	12,900	8,992
Embassy Suites	3,246	0	5,573	0

Total Revenues	$228,830	$151,543	$462,970	$267,036

Adjusted EBITDA (a)
Boomtown New Orleans	$21,655	$8,099	$51,391	$17,448
L’Auberge du Lac	17,739	7,861	35,191	7,861
Belterra Casino Resort	10,256	10,670	19,165	19,391
Boomtown Bossier City	6,083	4,877	13,553	10,263
Boomtown Reno	2,194	2,822	2,383	3,211
International	2,201	2,079	4,725	3,971
Embassy Suites	617	0	706	0
Corporate	(6,251)	(6,175)	(13,104)	(11,349)

Adjusted EBITDA	$54,494	$30,233	$114,010	$50,796

Adjusted EBITDA to Net Income (Loss) Reconciliation
Adjusted EBITDA	$54,494	$30,233	$114,010	$50,796
Pre-opening and development costs	(6,984)	(17,367)	(11,040)	(23,967)
Non-cash share-based compensation	(1,196)	0	(2,596)	0
Depreciation and amortization	(16,963)	(11,852)	(33,369)	(22,010)
Interest expense, net	(10,087)	(9,395)	(21,717)	(18,685)
Merger termination proceeds, net of related expenses	44,821	0	44,821	0
Loss on early extinguishment of debt	0	28	0	(1,419)
Income tax (expense) benefit	(25,389)	2,271	(35,988)	4,728
Income from discontinued operations, net of taxes	7,311	1,904	5,360	4,148

Net income (loss)	$46,007	($4,178)	$59,481	($6,409)

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted EBITDA and see the by-property reconciliation of adjusted EBITDA to operating income below.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(in thousands, unaudited)

	Operating Income (Loss) (a)	Depreciation, Amortization and Share-Based Compensation (b)	Non-Routine Items	Adjusted EBITDA(c)
Three months ended June 30, 2006
Boomtown New Orleans	$19,589	$2,066	$0	$21,655
L’Auberge du Lac	11,365	6,374	0	17,739
Belterra Casino Resort	6,606	3,650	0	10,256
Boomtown Bossier City	4,027	2,056	0	6,083
Boomtown Reno	572	1,622	0	2,194
International	1,475	726	0	2,201
Embassy Suites	164	453	0	617
Corporate	(7,463)	1,212	0	(6,251)
Non-routine items (d)	(6,984)	0	6,984	0

	$29,351	$18,159	$6,984	$54,494

Three months ended June 30, 2005
Boomtown New Orleans	$6,366	$1,733	$0	$8,099
L’Auberge du Lac	6,134	1,727	0	7,861
Belterra Casino Resort	5,942	4,728	0	10,670
Boomtown Bossier City	3,121	1,756	0	4,877
Boomtown Reno	1,246	1,576	0	2,822
International	1,946	133	0	2,079
Corporate	(6,374)	199	0	(6,175)
Non-routine items (d)	(17,367)	0	17,367	0

	$1,014	$11,852	$17,367	$30,233

Six months ended June 30, 2006
Boomtown New Orleans	$47,316	$4,075	$0	$51,391
L’Auberge du Lac	22,490	12,701	0	35,191
Belterra Casino Resort	11,923	7,242	0	19,165
Boomtown Bossier City	9,520	4,033	0	13,553
Boomtown Reno	(803)	3,186	0	2,383
International	3,503	1,222	0	4,725
Embassy Suites	(200)	906	0	706
Corporate	(15,704)	2,600	0	(13,104)
Non-routine items (d)	(11,040)	0	11,040	0

	$67,005	$35,965	$11,040	$114,010

Six months ended June 30, 2005
Boomtown New Orleans	$14,006	$3,442	$0	$17,448
L’Auberge du Lac	6,053	1,808	0	7,861
Belterra Casino Resort	10,080	9,311	0	19,391
Boomtown Bossier City	6,755	3,508	0	10,263
Boomtown Reno	15	3,196	0	3,211
International	3,614	357	0	3,971
Corporate	(11,737)	388	0	(11,349)
Non-routine items (d)	(23,967)	0	23,967	0

	$4,819	$22,010	$23,967	$50,796

(a)	Represents property-level operating income, which does not include pre-opening and development costs accumulated in non-routine items (see note (d) below).

(b)	The 2006 three and six-month periods include $1.2 million and $2.6 million, respectively, in non-cash share-based compensation allocated to the various locations pursuant to the adoption of SFAS 123(R) on January 1, 2006.

(c)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted EBITDA.

(d)	Includes pre-opening and development costs. See “Adjusted EBITDA to Net Income (Loss) Reconciliation” on the prior page.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)

(in thousands, except per share data, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Adjusted net income (loss) (a)
Net income (loss)	$46,007	($4,178)	$59,481	($6,409)
Pre-opening and development costs	4,217	12,646	6,631	16,553
Non-cash share-based compensation	649	0	1,559	0
Merger termination proceeds, net of related expenses	(27,064)	0	(26,920)	0
Loss on early extinguishment of debt	0	(20)	0	980
Income from discontinued operations, net of taxes	(7,311)	(1,904)	(5,360)	(4,148)

Adjusted net income (loss)	$16,498	$6,544	$35,391	$6,976

Adjusted per common share – diluted
Net income (loss)	$0.93	($0.10)	$1.22	($0.15)
Pre-opening and development costs	0.09	0.29	0.14	0.39
Non-cash share-based compensation	0.01	0.00	0.03	0.00
Merger termination proceeds, net of related expenses	(0.55)	0.00	(0.55)	0.00
Loss on early extinguishment of debt	0.00	0.00	0.00	0.02
Income from discontinued operations, net of taxes	(0.15)	(0.04)	(0.11)	(0.10)

Adjusted net income (loss) per common share – diluted	$0.33	$0.15	$0.73	$0.16

Number of shares – diluted (b)	49,607	42,509	48,798	42,466

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted net income (loss).

(b)	For the three and six months ended June 30, 2005, the diluted effect of in-the-money stock options has been included as the Company had adjusted net income.

#######